Exhibit 99.1

General Partners, Executive Officers, Managers and Board of Directors

Cheniere Energy, Inc.

Name	Position	Principal Occupation/Business	Issuer Common Shares Beneficially Owned
Jack Fusco	President and Chief Executive Officer	President and Chief Executive Officer of Cheniere Energy, Inc.	None

Neal A. Shear	Interim Special Advisor to the Chief Executive Officer and Director	Interim Special Advisor to the Chief Executive Officer of Cheniere Energy, Inc., Partner at Silverpeak Partners LP	None

Meg A. Gentle	Executive Vice President – Marketing	Executive Vice President – Marketing of Cheniere Energy, Inc.	None

R. Keith Teague	Executive Vice President – Asset Group	Executive Vice President – Asset Group of Cheniere Energy, Inc.	None

Michael J. Wortley	Senior Vice President and Chief Financial Officer	Senior Vice President and Chief Financial Officer of Cheniere Energy, Inc.	None

Greg W. Rayford	Senior Vice President and General Counsel	Senior Vice President and General Counsel of Cheniere Energy, Inc.	None

Katie Pipkin	Senior Vice President – Business Development and Communications	Senior Vice President – Business Development and Communications of Cheniere Energy, Inc.	None

Anatol Feygin	Senior Vice President – Strategy and Corporate Development	Senior Vice President – Strategy and Corporate Development of Cheniere Energy, Inc.	None

Vicky A. Bailey	Director	President of Anderson Stratton International, LLC	None

G. Andrea Botta	Chairman of the Board	President of Glenco LLC	None

Nuno Brandolini	Director	Former General Partner of Scorpion Capital Partners, L.P.	300(1)

Jonathan Christodoro	Director	Managing Director of Icahn Capital LP	None

(1)	All 300 common shares are held by a family member of Mr. Brandolini.

Exhibit 99.1, page 2

David I. Foley	Director	Senior Managing Director of The Blackstone Group L.P.	None

David B. Kilpatrick	Director	President of Kilpatrick Energy Group	None

Samuel Merksamer	Director	Managing Director of Icahn Capital LP	None

Donald F. Robillard, Jr.	Director	Executive Vice President, Chief Financial Officer, and Chief Risk Officer of Hunt Consolidated, Inc.	None

Heather R. Zichal	Director	Independent energy consultant	None

The business address for each of the persons listed above is c/o Cheniere Energy, Inc., 700 Milam Street, Suite 1900, Houston, Texas 77002.